AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2001

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                MACK-CALI REALTY CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                          MACK-CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 2001

                            ------------------------

To Our Stockholders:

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Mack-Cali Realty Corporation (the "Company") will be held at the Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666 on Tuesday, May 15, 2001 at 2:00 p.m., local time, for the following purposes:

    1. To elect four persons to the Board of Directors of the Company, each to serve a three-year term or until their respective successors are elected and qualified.

    2. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's independent accountants for the ensuing year.

    3. To consider and vote upon a proposal to approve and adopt an amendment to the charter of the Company to decrease the affirmative stockholder vote required to approve any extraordinary corporate action, such as a merger, consolidation, sale of all or substantially all of the assets or dissolution of the Company, from two-thirds to a majority of all votes entitled to be cast on the action by the holders of the outstanding shares of stock of the Company.

    The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting.

    All stockholders of record as of the close of business on March 26, 2001 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum. You may vote electronically through the Internet or by telephone. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

                                          By Order of the Board of Directors

                                          /s/ ROGER W. THOMAS
                                          --------------------------------------
                                          Roger W. Thomas
                                          SECRETARY

March   , 2001
Cranford, New Jersey

    THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY'S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                          MACK-CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016

                                PROXY STATEMENT

GENERAL INFORMATION

    This Proxy Statement is furnished to stockholders of Mack-Cali Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 15, 2001, at 2:00 p.m., local time, at the Marriott at Glenpointe, 100 Frank
W. Burr Boulevard, Teaneck, New Jersey 07666, and any adjournment or postponement thereof.

    This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy card are first being mailed to the Company's stockholders on
or about March   , 2001.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Roger W. Thomas, the Company's Secretary) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and giving notice of your intention to vote in person.

SOLICITATION AND VOTING PROCEDURES

    The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company intends to use the services of MacKenzie Partners, Inc., 156 Fifth Avenue, Suite 110, New York, New York 10010, in soliciting proxies and, in such event, the Company expects to pay an amount not to exceed $10,000, plus out-of-pocket expenses, for such services. The Company may conduct further solicitation personally, telephonically, electronically or by facsimile through its officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

    The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock of the Company, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business on March 26, 2001 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the
Record Date, there were             shares of Common Stock outstanding. Under
Maryland law, stockholders will not have appraisal or similar rights in connection with any proposal set forth in this Proxy Statement.

    Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. The New York Stock Exchange (the "NYSE") permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal No. 2, but not as to matters of the type contained in Proposal No. 3. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR the election of each of the four nominees for director named below and FOR Proposal No. 2. Abstentions and broker non-votes will have the same effect as a negative vote on Proposal No. 3 but will have no effect on the outcome of the election of directors or

Proposal No. 2. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    The following table sets forth information as of February 28, 2001 with respect to each person or group who is known by the Company, in reliance on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"), to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual or group listed with sole voting and/or investment power.

                                                             AMOUNT AND NATURE
                          NAME OF                              OF BENEFICIAL     PERCENT OF SHARES
                     BENEFICIAL OWNER                            OWNERSHIP       OUTSTANDING(%)(1)
                     ----------------                        -----------------   -----------------
The Mack Group (2).........................................      11,527,708            16.8
Cohen & Steers Capital Management, Inc.(3).................       6,026,200            10.3
Morgan Stanley Dean Witter & Co.(4)........................       4,159,035             7.2
RREEF America, L.L.C. (5)..................................       3,844,750             6.7
Pacific Financial Research, Inc. (6).......................       3,152,800             5.4

------------------------

(1) The total number of shares outstanding used in calculating this percentage does not include 14,316,544 shares reserved for issuance upon redemption or conversion of outstanding units of limited partnership interest ("Units") in Mack-Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership") through which the Company conducts its real estate activities, 2,000,000 shares reserved for issuance upon exercise of outstanding warrants to purchase Units ("Unit Warrants") or 7,921,325 shares reserved for issuance upon the exercise of stock options or warrants granted or reserved for possible grant to certain employees and directors of the Company, except in all cases where such Units, Unit Warrants, stock options or warrants are owned by the reporting person or group. This information is as of February 28, 2001.

(2) Address: 11 Commerce Drive, Cranford, New Jersey 07016. The Mack Group (which is not a legal entity) is composed of certain directors and executive officers of the Company and their immediate families and related trusts and other persons. Share information is furnished in reliance on the
    Schedule 13G/A dated February 14, 2001 of the Mack Group filed with the SEC, which represents holdings as of December 31, 2000. This number represents shares for which the Mack Group has shared dispositive and voting power, and includes 3,361,560 common Units and 210,821 preferred Units convertible into 6,084,300 common Units, for a total of 9,445,860 common Units, redeemable for shares of Common Stock on a one-for-one basis, 1,681,368 vested Unit Warrants redeemable for shares of Common Stock and 337,980 vested stock options and warrants to purchase shares of Common Stock.

(3) Address: 757 Third Avenue, New York, New York 10017. Based upon information provided to the Company by Cohen & Steers Capital Management, Inc.
    ("Cohen & Steers"), the Company believes that such shares are held for investment advisory clients and that Cohen & Steers disclaims beneficial ownership of those shares. Share information is furnished in reliance on the
    Schedule 13G/A dated February 12, 2001 of Cohen & Steers filed with the SEC, which represents holdings as of December 31, 2000. This number represents shares for which Cohen & Steers has sole dispositive power, and includes 5,022,400 shares for which Cohen & Steers has sole voting power.

(4) Address: 1585 Broadway, New York, New York 10036. Share information is furnished in reliance on the Schedule 13G dated February 8, 2001 of Morgan Stanley Dean Witter & Co filed with the SEC, which represents holdings as of December 31, 2000. This number represents shares for which

    Morgan Stanley Dean Witter & Co has sole dispositive power, and includes 4,065,535 shares for which Morgan Stanley Dean Witter & Co has sole voting power.

(5) Address: 875 North Michigan Avenue, 41st Floor, Chicago, Illinois 60611. Share information is furnished in reliance on the Schedule 13G of RREEF America, L.L.C. filed with the SEC on February 15, 2001, which represents holdings as of December 31, 2000. This number represents shares for which RREEF America, L.L.C. has sole dispositive and voting power.

(6) Address: 9601 Wilshire Boulevard, Suite 800, Beverly Hills, California 90210. Share information is furnished in reliance on the Schedule 13G dated February 13, 2001 of Pacific Financial Research, Inc. ("Pacific") filed with the SEC, which represents holdings as of December 31, 2000. This number represents shares for which Pacific has shared dispositive power, and includes 3,026,700 shares for which Pacific has shared voting power.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's charter divides the Company's Board of Directors into three classes, with the members of each such class serving staggered three-year terms. The Board of Directors presently consists of thirteen members as follows:
Class I directors, Brendan T. Byrne, Martin D. Gruss, Vincent Tese and Roy J. Zuckerberg, whose terms expire in 2001 (and if re-elected at the Annual Meeting, in 2004); Class II directors, Nathan Gantcher, Earle I. Mack, William L. Mack and Alan G. Philibosian, whose terms expire in 2002; and Class III directors, Martin Berger, John J. Cali, John R. Cali, Mitchell E. Hersh and Irvin D. Reid, whose terms expire in 2003.

    At the Annual Meeting, the stockholders will elect four directors to serve as Class I directors. The Class I directors who are elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2004 and until such directors' respective successors are elected or appointed and qualify or until any such director's earlier resignation or removal. The Board of Directors, acting upon the unanimous recommendation of its Nominating Committee, has nominated Brendan T. Byrne, Martin D. Gruss, Vincent Tese and Roy
J. Zuckerberg for election as Class I directors at the Annual Meeting. In the event any nominee is unable or unwilling to serve as a Class I director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the By-laws of the Company.

    BRENDAN T. BYRNE, director nominee, was appointed as a member of the Board of Directors of the Company in 1994 and as a member of the Audit Committee of the Board of Directors in 1999. Governor Byrne served two consecutive terms as governor of the State of New Jersey prior to 1982 and has been a senior partner with Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, a Roseland, New Jersey law firm, since 1982. Governor Byrne graduated from Princeton University's School of Public Affairs and received his LL.B from Harvard Law School.

    MARTIN D. GRUSS, director nominee, was appointed as a member of the Board of Directors of the Company in 1997 and as a member of the Executive Compensation and Option Committee of the Board of Directors in 1999. Mr. Gruss is the senior partner of Gruss & Co., a private investment firm. From 1989 to 1993, Mr. Gruss served as a director of Acme Metals Incorporated. Mr. Gruss currently serves as a member of the board of overseers of the Wharton School and as a trustee of the Lawrenceville School. Mr. Gruss has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and a J.D. degree from New York University School of Law.

    VINCENT TESE, director nominee, was appointed as a member of the Board of Directors of the Company in 1997, as chairman of the Executive Compensation and Option Committee of the Board of Directors of the Company in 1998 and as chairman of the Nominating Committee of the Board of Directors in 2000.
Mr. Tese served as New York State Superintendent of Banks from 1983 to 1985, chairman and chief executive officer of the Urban Development Corporation from 1985 to 1994, director of economic development for New York State from 1987 to 1994 and commissioner and vice chairman of the Port Authority of New York and New Jersey from 1991 to 1995. Mr. Tese also served as a partner in the law firm of Tese & Tese, a partner in the Sinclair Group, a commodities trading and investment management company, and a co-founder of Cross Country Cable TV.
Mr. Tese currently serves as chairman of Wireless Cable International, Inc. and as a member of the board of directors of The Bear Stearns Companies, Inc., Allied Waste Industries, Inc., Bowne & Company, Inc., Cablevision, Inc., Key Span Energy and as a trustee of New York University School of Law and New York Presbyterian Hospital. Mr. Tese has a B.A. degree in accounting from Pace University, a J.D. degree from Brooklyn Law School and an LL.M. degree in taxation from New York University School of Law.

    ROY J. ZUCKERBERG, director nominee, was appointed as a member of the Board of Directors of the Company in 1999, as a member of the Audit Committee of the Board of Directors of the Company in 1999, as a member of the Strategic Planning Committee of the Board of Directors in 2000, and as a member of the Executive Committee of the Board of Directors in 2000. Mr. Zuckerberg is currently a senior director of the Goldman Sachs Group, Inc. Mr. Zuckerberg served as vice chairman of Goldman, Sachs & Co., a member of its executive committee and head of its Equities Division. Mr. Zuckerberg joined Goldman, Sachs & Co. in 1967 and in 1972 assumed responsibility for developing the private client business.
Mr. Zuckerberg was made a partner of Goldman, Sachs & Co. in 1977.
Mr. Zuckerberg served as chairman of the Securities Industry Association and was a member of the Senior Advisors Group to the President's Council on Year 2000 Conversion. Mr. Zuckerberg is chairman and a member of the executive committee of North Shore-Long Island Jewish Health System, Inc., a trustee of the American Red Cross in Greater New York and a director of the Brookdale Foundation. He has had a long involvement with the UJA-Federation and served as chairman of the Wall Street Division. He also serves as chair of the Investment Committee of the University of Massachusetts Foundation. Mr. Zuckerberg received a B.S. from Lowell Technological Institute in 1958 and served in the United States Army.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will have no effect on the result of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information as of February 28, 2001 for (i) the members of the Board of Directors of the Company, (ii) the executive officers of the Company and (iii) the directors and executive officers of the Company as a group:

                                                                                                            PERCENT OF
                                                                                                              SHARES
                                                                                           PERCENT OF      OUTSTANDING
                                                                                             SHARES      (CALCULATED ON A
                                                      FIRST       TERM       NUMBER OF     OUTSTANDING    FULLY-DILUTED
NAME AND POSITION                           AGE      ELECTED    EXPIRES    SHARES (1)(2)     (%)(3)        BASIS)(%)(4)
-----------------                         --------   --------   --------   -------------   -----------   ----------------
William L. Mack, Chairman of the
  Board(5)..............................     61        1997       2002      4,468,701(10)      7.28             5.83
John J. Cali, Chairman Emeritus
  (6)(28)...............................     82        1994       2003        530,456(11)         *                *
Mitchell E. Hersh, Chief Executive
  Officer and Director (5)(6)...........     50        1997       2003        495,904(12)         *                *
Timothy M. Jones, President.............     45          --         --        427,516(13)         *                *
Barry Lefkowitz, Executive Vice
  President and Chief Financial
  Officer...............................     38          --         --        149,159(14)         *                *
Roger W. Thomas, Executive Vice
  President, General Counsel and
  Secretary.............................     43          --         --        145,370(15)         *                *
Michael A. Grossman, Executive Vice
  President.............................     39          --         --         84,865(16)         *                *
Martin S. Berger, Director (6)(30)......     70        1998       2003        534,532(17)         *                *
Brendan T. Byrne, Director (8)..........     76        1994       2001         20,600(18)         *                *
John R. Cali, Director (5)(29)..........     53        2000       2003        589,006(19)      1.03                *
Nathan Gantcher, Director (5)(7)(8).....     60        1999       2002         20,000(20)         *                *
Martin D. Gruss, Director (9)...........     58        1997       2001         23,000(21)         *                *
Earle I. Mack, Director (6).............     62        1997       2002      2,684,917(22)      4.51             3.50
Alan G. Philibosian, Director (7)(9)....     47        1997       2002         18,500(23)         *                *
Irvin D. Reid, Director (8).............     60        1994       2003         13,000(24)         *                *
Vincent Tese, Director (7)(9)...........     58        1997       2001         35,000(25)         *                *
Roy J. Zuckerberg, Director (5)(6)(8)...     64        1999       2001         30,000(26)         *                *
                                                                           -------------      -----            -----
All directors and executive officers as
  a group...............................                                   10,270,526(27)     15.37            13.40
                                                                           =============      =====            =====

------------------------

*   Beneficial Ownership of less than 1.0% is omitted.

 (1) The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, common Units are redeemable into shares of Common Stock on a one-for-one basis.

 (2) Except as otherwise noted below, all shares of Common Stock, common Units, preferred Units (as converted into common Units), vested options, vested warrants and all restricted stock are owned beneficially by the individual listed with sole voting and/or investment power.

 (3) Assumes redemption or conversion of only the Units in the Operating Partnership and Unit Warrants beneficially owned by such owner into shares of Common Stock (disregarding any waiting periods before such redemption is legally permitted) and the exercise of vested options, vested warrants and all restricted stock held only by such owner.

 (4) Assumes redemption or conversion of all outstanding Units in the Operating Partnership and Unit Warrants into shares of Common Stock (disregarding any waiting periods before such redemption is legally permitted) and the exercise of all vested options, vested warrants and all restricted stock.

 (5) Member of the Executive Committee of the Board of Directors.

 (6) Member of the Strategic Planning Committee of the Board of Directors.

 (7) Member of the Nominating Committee of the Board of Directors.

 (8) Member of the Audit Committee of the Board of Directors.

 (9) Member of the Executive Compensation and Option Committee of the Board of Directors.

(10) Includes 2,846,787 shares of Common Stock that may be issued upon the redemption of all of William L. Mack's limited partnership interests in the Operating Partnership (433,368 of which result from the exercise of Unit Warrants), 212,078 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of William L. Mack's immediate family and trusts of which he is a trustee (32,518 of which result from the exercise of Unit Warrants) and vested options to purchase 13,000 shares of Common Stock. Also includes 983,699 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership (149,930 of which result from the exercise of Unit Warrants) held by trusts of which Mr. Mack or his wife is a trustee, of which Mr. Mack disclaims beneficial ownership. Also includes 413,137 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership (63,334 of which results from the exercise of Unit Warrants) held by a partnership to which Mr. Mack possesses sole or shared dispositive or voting power.

(11) Includes 290,561 shares of Common Stock that may be issued upon the redemption of all of John J. Cali's limited partnership interests in the Operating Partnership and 189,889 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of John J. Cali's immediate family and trusts of which he is a trustee. Also includes vested options to purchase 48,855 shares of Common Stock.

(12) Includes 121,424 shares of Common Stock that may be issued upon the redemption of all of Mitchell E. Hersh's limited partnership interests in the Operating Partnership. Also includes vested warrants to purchase 271,980 shares of Common Stock and vested options to purchase 40,000 shares of Common Stock.

(13) Includes 102,280 shares of Common Stock that may be issued upon the redemption of all of Timothy M. Jones' limited partnership interests in the Operating Partnership. Also includes vested warrants to purchase 170,000 shares of Common Stock and vested options to purchase 117,236 shares of Common Stock.

(14) Includes vested options to purchase 97,709 shares of Common Stock.

(15) Includes vested options to purchase 97,709 shares of Common Stock.

(16) Includes vested options to purchase 73,465 shares of Common Stock.

(17) Includes 521,532 shares of Common Stock that may be issued upon the redemption of all of Mr. Berger's limited partnership interests in the Operating Partnership and vested options to purchase 13,000 shares of Common Stock.

(18) Includes vested options to purchase 20,000 shares of Common Stock.

(19) Includes 164,225 shares of Common Stock that may be issued upon the redemption of all of John R. Cali's limited partnership interests in the Operating Partnership. Also includes vested options to purchase 346,195 shares of Common Stock.

(20) Includes vested options to purchase 5,000 shares of Common Stock.

(21) Includes 10,000 shares of Common Stock held by trusts of which Mr. Gruss is a trustee, of which Mr. Gruss disclaims beneficial ownership. Also includes vested options to purchase 13,000 shares of Common Stock.

(22) Includes 2,459,811 shares of Common Stock that may be issued upon the redemption of all of Earle I. Mack's limited partnership interests in the Operating Partnership (377,678 of which result from the exercise of Unit Warrants) and 212,106 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of Earle I. Mack's immediate family and trusts of which he is a trustee (32,517 of which result from the exercise of Unit Warrants). Also includes vested options to purchase 13,000 shares of Common Stock.

(23) Includes 250 shares of Common Stock owned by Mr. Philibosian's family of which Mr. Philibosian disclaims beneficial ownership. Also includes vested options to purchase 18,000 shares of Common Stock.

(24) Includes vested options to purchase 13,000 shares of Common Stock.

(25) Includes vested options to purchase 13,000 shares of Common Stock.

(26) Includes vested options to purchase 5,000 shares of Common Stock.

(27) Includes all restricted stock, whether vested or unvested, together with 5,695,574 shares of Common Stock that may be issued upon the redemption of all of the executive officers' and directors' limited partnership interests in the Operating Partnership. Includes 1,732,610 shares of Common Stock that may be issued upon the conversion and/or redemption of all of the limited partnership interests in the Operating Partnership held by members of the directors' and executive officers' immediate families, trusts of which they or their wives are trustees or entities over which they possess sole or shared dispositive or voting power. Also includes vested options to purchase 947,169 shares of Common Stock, vested warrants to purchase 441,980 shares of Common Stock and vested Unit Warrants to purchase 1,089,345 shares of Common Stock held by directors, executive officers, members of the directors' and executive officers' immediate families, trusts of which they or their wives are trustees or entities over which they possess sole or shared dispositive or voting power.

(28) Resigned as Chairman of the Board of Directors as of June 27, 2000.

(29) Resigned as Executive Vice President--Development as of June 27, 2000.

(30) In connection with the Company's acquisition of 65 Class A properties from the Robert Martin Company LLC ("Robert Martin") in January 1997, as subsequently modified, the Company granted Robert Martin the right to designate one member to the Board of Directors of the Company for six years (the "RM Board Seat"). Robert Martin has designated Martin S. Berger and Robert F. Weinberg to jointly share the RM Board Seat as follows:
     Mr. Weinberg served as a member of the Board of Directors of the Company from January 1997 until December 1, 1998, at which time Mr. Weinberg resigned and Mr. Berger was appointed to serve in such capacity. Upon his resignation from the Board, Mr. Weinberg became a member of the Advisory Board. Mr. Berger served as a member of the Board of Directors of the Company from December 1, 1998 until March 6, 2001, at which time
     Mr. Berger resigned and Mr. Weinberg was appointed to serve in such capacity until the Company's 2003 annual meeting of stockholders. Upon his resignation from the Board, Mr. Berger became a member of the Advisory Board. If the Company elects to nominate for re-election to its Board of Directors a designee of Robert Martin at the Company's 2003 annual meeting of stockholders, then Mr. Berger and Mr. Weinberg have agreed that Mr. Berger will be so nominated and the seat will be rotated among Mr. Berger and Mr. Weinberg every 12 months commencing on the 12 month anniversary of the 2003 annual meeting of stockholders. Upon the death of Mr. Berger or Mr. Weinberg, the surviving person shall solely fill the remainder of the term of the RM Board Seat.
     Mr. Weinberg owns 536,532 shares of our Common Stock, which includes 521,532 shares of Common Stock that may be issued upon the redemption of all of Mr. Weinberg's limited partnership interests in the Operating Partnership and vested options to purchase 15,000 shares of Common Stock. As this Proxy Statement relates principally to the 2000 fiscal year of the Company, disclosure herein will treat Mr. Berger as a director and Mr. Weinberg as a member of the Advisory Board, even though such roles were reversed as of March 6, 2001.

    Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1--Election of Directors." Biographical information concerning the remaining directors and executive officers is set forth below.

    WILLIAM L. MACK has served as a member of the Board of Directors of the Company since 1997 and became its Chairman in 2000. Mr. Mack also serves as Chairman of the Company's Executive Committee. Prior to December 1997, Mr. Mack served as managing partner of the Mack organization, where he pioneered the development of large, Class A office properties and helped to increase the Mack organization's portfolio to approximately 20 million square feet. In addition, Mr. Mack is a managing partner of Apollo Real Estate Advisors, L.P. whose investment funds have invested in greater than $10 billion of various diversified real estate ventures. Mr. Mack also currently serves as a member of the board of directors of The Bear Stearns Companies, Inc., Metropolis Realty Trust, Inc., Wyndham International, Inc. and Vail Resorts, Inc. Mr. Mack is a trustee of the North Shore-Long Island Jewish Health System and the University of Pennsylvania, a member of the board of overseers of The Wharton School and serves on the executive committee for the Real Estate Center of The Wharton School. Mr. Mack attended the Wharton School of Business and Finance at the University of Pennsylvania and has a B.S. degree in business administration, finance and real estate from New York University. Mr. Mack serves as a member of the Board of Directors of the Company pursuant to an agreement with the Company entered into at the time of the Company's combination with the Mack organization in December 1997. Mr. Mack is the brother of Earle I. Mack.

    JOHN J. CALI has served as Chairman Emeritus of the Board of Directors of the Company, and as a member of the Strategic Planning Committee of the Board of Directors of the Company since 2000. Mr. Cali served as Chairman of the Board of Directors of the Company from 1994 to June 2000, as a member of the Executive Committee of the Board of Directors of the Company from 1997 to June 2000 and as Chief Executive Officer of the Company from 1994 to 1995. In addition, Mr. Cali was a principal of Cali Associates and a member of its Executive and Long Range Planning Committees from 1949 to 1994. Mr. Cali co-founded Cali Associates in 1949. Mr. Cali graduated from Indiana University. Mr. Cali serves as a member of the Board of Directors of the Company pursuant to an agreement dated as of June 27, 2000, among the Company and members of the Cali family. See "Certain Relationships and Related Transactions." Mr. Cali is the uncle of John R. Cali.

    MITCHELL E. HERSH has served as a member of the Board of Directors of the Company and as a member of the Executive Committee of the Board of Directors of the Company since 1997 and as a member of the Strategic Planning Committee of the Board of Directors of the Company since 2000. Mr. Hersh also serves as Chief Executive Officer of the Company. Mr. Hersh is responsible for the strategic direction and long-term planning for the Company. He is also responsible for creating and implementing the Company's capital markets strategy and overall investment strategy. Previously, Mr. Hersh held the position of President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Hersh served as a partner of the Mack organization since 1982 and as chief operating officer of the Mack organization since 1990, where he was responsible for overseeing the development, operations, leasing and acquisitions of the Mack organization's office and industrial portfolio. Mr. Hersh serves on the board of directors of the National Association of Real Estate Investment Trusts (NAREIT) and the New Jersey Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Hersh has a B.A. degree in architecture from Ohio University.

Mr. Hersh serves as a member of the Board of Directors of the Company pursuant to an agreement with the Company entered into at the time of the Company's combination with the Mack organization in December 1997.

    TIMOTHY M. JONES serves as President of the Company. He is responsible for overseeing the portfolio management, leasing, development and operations areas of the Company. Previously, he served as Executive Vice President and Chief Investment Officer of the Company. Prior to joining the Company, Mr. Jones served as executive vice president and chief operating officer of The Robert Martin Company, where he was responsible for the daily corporate operations and management of the firm's six-million square foot portfolio in New York and Connecticut. Prior to joining The Robert Martin Company, Mr. Jones served as a vice president in Chemical Bank's Real Estate Division, as president of Clifton Companies in Stamford, Connecticut and president of Federated National Company in State College, Pennsylvania. Mr. Jones has a B.A. degree in economics from Yale University and a Masters degree in business from Columbia University.

    BARRY LEFKOWITZ serves as Executive Vice President and Chief Financial Officer of the Company. Mr. Lefkowitz oversees the firm's strategic financial planning and forecasting, financial accounting and reporting, capital markets activities and investor relations. Prior to joining the Company, Mr. Lefkowitz served as a senior manager with the international accounting firm of Deloitte & Touche LLP, specializing in real estate, with emphasis on mergers and acquisitions. In addition to serving as co-chairman of the National Association of Real Estate Investment Trusts (NAREIT) Accounting Committee, he is a member of the American Institute of Certified Public Accountants (AICPA), the New Jersey Society of Certified Public Accountants (NJSCPA) and the New York State Society of Certified Public Accountants (NYSSCPA). Mr. Lefkowitz holds a B.S. degree in accounting from Brooklyn College.

    ROGER W. THOMAS serves as Executive Vice President, General Counsel and Secretary of the Company. Mr. Thomas' responsibilities include structuring and implementing the Company's acquisitions and mergers, corporate governance, supervising outside legal counsel, insuring legal compliance and the preparation of required disclosure documents. Mr. Thomas also assists the Company in investment strategies, financial activities, acquisitions and dispositions. Prior to joining the Company, Mr. Thomas was a partner at the law firm of Dreyer & Traub in New York, specializing in real estate and commercial transactions. Mr. Thomas holds a B.S.B.A. in finance and a J.D. degree (with honors) from the University of Denver.

    MICHAEL A. GROSSMAN serves as Executive Vice President of the Company. He is responsible for overseeing the Company's New York, Connecticut and Northern New Jersey (Bergen and Passaic counties) regions. Previously, Mr. Grossman served as Senior Vice President of the Company in 2000, and as Vice President of the Company from 1997 to January 2000. Prior to joining the Company, Mr. Grossman served as Vice President of Leasing for The Robert Martin Company since 1991, where he was responsible for leasing throughout Westchester and Fairfield counties. Mr. Grossman is a member of the Westchester Board of Realtors, Commercial and Industrial Division, treasurer of the National Association of Industrial and Office Parks from 1997 to 1998, and a member of the March of Dimes Real Estate Committee, Westchester chapter. Mr. Grossman attended the University of South Florida and is a graduate of New York City Technical College.

    MARTIN S. BERGER has served a member of the Board of Directors of the Company since 1998 and as Chairman of the Strategic Planning Committee of the Board of Directors of the Company since 2000. Mr. Berger resigned as director of Company on March 6, 2001, and became a member of the Advisory Board. Mr. Berger also served on the Company's Advisory Board from January 1997 to 1998. Prior to January 1997, Mr. Berger served as co-chairman and general partner of The Robert Martin Company since its founding in 1957. Mr. Berger is chairman of the board and chief executive officer of City & Suburban Federal Savings Bank, president of the Construction Industry Foundation, and a board member of The White Plains Hospital Medical Center. Mr. Berger holds a B.S. degree in finance from New York University. Mr. Berger serves as a member of the Board of Directors pursuant to an agreement with the Company entered into at the time of the Company's acquisition of The Robert Martin Company in January 1997, as modified.

    JOHN R. CALI has served as a member of the Board of Directors of the Company and as a member of the Executive Committee of the Board of Directors of the Company since 2000. Mr. Cali served as Executive Vice President-Development of the Company until June 2000, and as Chief Administrative Officer of the Company until December 1997. In addition, Mr. Cali was a principal of Cali Associates and served as a member of its Long Range Planning Committee from 1981 to 1994 and its Executive Committee from 1987 to 1994 and was responsible for the development of Cali Associates' office system and the management of its office personnel. Mr. Cali also developed and organized the leasing and property management departments of Cali Associates and he was responsible for directing the development functions of the Company. Mr. Cali is a member of the University of Pennsylvania Health System Trustee Board. Mr. Cali has an M.Ed. degree in counseling, organizational development and personnel from the University of Missouri. Mr. Cali serves as a member of the Board of Directors of the Company pursuant to an agreement dated as of June 27, 2000, among the Company and members of the Cali family. See "Certain Relationships and Related Transactions." Mr. Cali is the nephew of John J. Cali.

    NATHAN GANTCHER has served as a member of the Board of Directors of the Company since 1999, as a member of the Audit Committee of the Board of Directors of the Company since 1999, and as a member of each of the Nominating Committee of the Board of Directors and the Executive Committee of the Board of Directors since 2000. Mr. Gantcher served as vice chairman of CIBC Oppenheimer Corp. Prior to becoming vice chairman of CIBC Oppenheimer Corp., Mr. Gantcher served as co-chief executive officer of Oppenheimer & Co., Inc. Mr. Gantcher currently serves as chairman of the board of trustees of Tufts University and as a member of each of the Council of Foreign Relations and the Overseers Committee of the Columbia University Graduate School of Business. Mr. Gantcher received his A.B. in economics and biology from Tufts University and his M.B.A. from the Columbia University Graduate School of Business.

    EARLE I. MACK has served as a member of the Board of Directors of the Company since 1997 and as a member of the Strategic Planning Committee of the Board of Directors of the Company since 2000. Prior to December 1997, Mr. Mack served as senior partner, chief financial officer and a director of the Mack organization, where he pioneered the development of large, Class A office properties and helped to increase the Mack organization's portfolio to approximately 20 million square feet. Mr. Mack serves as a member of the board of directors of DiGiorgio/White Rose Corp. and as a member of its executive and executive compensation committees. Mr. Mack also is the chairman of the board of directors of the Benjamin N. Cardozo School of Law and the chairman emeritus of the New York State Council on the Arts. Mr. Mack has a B.S. degree in business administration from Drexel University and also attended Fordham Law School.
Mr. Mack serves as a member of the Board of Directors of the Company pursuant to an agreement with the Company entered into at the time of the Company's combination with the Mack organization in December 1997. Mr. Mack is the brother of William L. Mack.

    ALAN G. PHILIBOSIAN has served as a member of the Board of Directors of the Company and as a member of the Executive Compensation and Option Committee of the Board of Directors of the Company since 1997, and as a member of the Nominating Committee of the Board of Directors since 2000. Mr. Philibosian is an attorney practicing in Englewood, New Jersey. Mr. Philibosian is currently a commissioner on The Port Authority of New York and New Jersey, and also serves on the board of directors of NorCrown Bank, the Armenian Missionary Association of America, Paramus, New Jersey and John Harms Center for the Arts, Englewood, New Jersey. Mr. Philibosian graduated from Rutgers College, and received his J.D. degree from Boston College Law School and his LL.M. degree in taxation from New York University.

    IRVIN D. REID has served as a member of the Board of Directors of the Company since 1994 and as chairman of the Audit Committee of the Board of Directors of the Company since 1998. Dr. Reid also serves as president of Wayne State University in Michigan. Prior to becoming the president of Wayne State University, Dr. Reid served as president of Montclair State University (formerly Montclair State College) in New Jersey from 1989 to 1997, and held positions of dean, School of Business Administration, and John Stagmaier Professor of Economics and Business Administration at the University of Tennessee at Chattanooga. Dr. Reid also is a member of the board of directors of Fleet Bank, N.A. Dr. Reid received his B.S. degree and M.S. degree in general and experimental psychology from Howard University. He earned his M.A. and Ph.D. degrees in business and applied economics from The Wharton School of the University of Pennsylvania.

    ROBERT F. WEINBERG became a member of the Board of Directors of the Company as of March 6, 2001. He shares the RM Board Seat with Martin Berger.
Mr. Weinberg had served as a member of the Advisory Board of the Company since 1998 and previously as a member of the Board of Directors of the Company from 1997 until 1998. Mr. Weinberg served as Co-Chairman and General Partner of The Robert Martin Company since its founding in 1957. Mr. Weinberg is presently the Chairman of the Outreach Committee on Orderly Growth in Westchester, a Director of City & Suburban Federal Savings Bank and a Director of the Westchester County Association. Mr. Weinberg earned a B.S. degree in Mechanical Engineering from New York University, an M.S. degree in Building Engineering & Construction from M.I.T. and a J.D. degree from Brooklyn Law School.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    CALI AGREEMENT. On June 27, 2000, both Brant Cali and John R. Cali resigned their positions as officers of the Company, and Brant Cali resigned as a director of the Company. John R. Cali was appointed to the Board of Directors of the Company to take the seat previously held by Brant Cali. As required by Brant Cali and John R. Cali's employment agreements with the Company (i) the Company made severance payments to Brant Cali and John R. Cali in the amount of $2,820,156 and $2,805,576, respectively, (ii) the Company will permit Brant Cali and John R. Cali (and their dependents) to participate in the health and disability insurance programs of the Company for a period of four years from such date and (iii) all options to acquire shares of the Company's Common Stock and shares of restricted stock held by Brant Cali and John R. Cali became fully vested on the effective dates of their resignations from the Company.

    In connection with Brant Cali and John R. Cali's resignations, the Company agreed to nominate John J. Cali and John R. Cali for election as directors at the 2000 annual meeting of stockholders. They were so nominated and elected. If either John J. Cali or John R. Cali resign or are removed from the Board of Directors during their term, the members of the Cali family are entitled to designate a successor to John J. Cali, John R. Cali, or both. Any such successor will be subject to the prior approval of the Board of Directors, which approval shall not be unreasonably withheld. In addition, for as long as members of the Cali family (or entities wholly owned by the Cali family, Cali family trusts or the heirs of any member of the Cali Group maintain at least the "Minimum Percentage" (as defined below) of the Cali family's aggregate equity position in the Units in the Operating Partnership (measured exactly as it existed on June 27, 2000), the Company has agreed to nominate one designee of the Cali family for election to the Board of Directors for a second and third three-year term, provided such person shall be subject to the prior approval of the Board of Directors, which approval shall not be unreasonably withheld. "Minimum Percentage" shall mean (i) 90% or (ii) 87.5%, if the Cali family's aggregate equity position in the Units in the Operating Partnership is reduced below 90% solely as a result of sales of Units to the Company.

    For as long as (i) the Cali family is represented on the Board of Directors,
(ii) the Cali family (or entities wholly owned by the Cali family, Cali family trusts, or the heirs of any member of the Cali Group) maintains at least the Minimum Percentage of the Cali family's aggregate equity position in the

Units of the Operating Partnership (measured exactly as it existed on June 27, 2000) and (iii) the Board of Directors determines in its reasonable discretion to continue the Executive Committee of the Board of Directors, the Cali family shall be entitled to designate John R. Cali or another Cali-designated board member to serve as a member of the Executive Committee of the Board of Directors, provided such person shall be subject to the prior approval of the Board of Directors, which approval may not be unreasonably withheld.

    In addition, John J. Cali will serve as a consultant to the Company and will be paid an annual salary of $150,000 until June 27, 2003.

    TAX PROTECTION AGREEMENTS. In connection with the completion of the Mack transaction in December 1997, the Company contractually agreed for a specified period of time not to sell or otherwise transfer the properties acquired thereby in a manner that would adversely affect the tax deferral of certain members of the Mack Group, subject to certain exceptions set forth in the relevant acquisition agreements. Members of the Mack Group include Mitchell E. Hersh, William L. Mack and Earle I. Mack.

    In connection with the Company's acquisition of 65 Class A properties from Robert Martin in January 1997 and as recently modified, members of Robert Martin were granted certain limited protection with respect to the properties they contributed to the Company similar to that which was granted to members of the Mack Group. Members of Robert Martin include Martin S. Berger, Timothy M. Jones and Robert F. Weinberg.

    In connection with the agreement entered into on June 27, 2000 among the Company and certain members of the Cali Group, members of the Cali Group were granted certain limited tax protection with respect to the properties that they initially contributed to the Company upon its formation similar to that which was granted to members of the Mack Group. Members of the Cali Group include John
J. Cali and John R. Cali.

    ACQUISITIONS AND OTHER TRANSACTIONS. Certain directors and executive officers of the Company (or members of their immediate families or related trusts) and persons who hold more than 5% of the outstanding shares of Common Stock (or Units in the Operating Partnership) had direct or indirect interests in certain transactions of the Company or the Operating Partnership in the last fiscal year as follows:

    - The son of Martin S. Berger, a director of the Company, serves as an officer of a company which provides cleaning and other related services to certain of the Company's properties. During 2000, the Company incurred costs to this company for services rendered of approximately $3,164,000. As of December 31, 2000, the Company had accounts payable of approximately $108,000 to this company.

    - The Company provides management, leasing and construction services to properties owned by third parties in which Martin S. Berger, a director of the Company, Robert F. Weinberg, a former director of the Company and a member of the Company's Advisory Board, and Timothy M. Jones, President of the Company, hold an ownership interest. During 2000, the Company recognized approximately $1,921,000 in revenues from these properties. As of December 31, 2000, the Company had total receivables from these properties of approximately $1,000,000.

    - William L. Mack, a director of the Company, Earle I. Mack, a director of the Company, and their brothers David S. Mack and Fredric Mack, each a member of the Company's Advisory Board, are the executive officers, directors and shareholders of a corporation that entered into a lease in 2000 with Linwood Realty LLC, an affiliate of the Company, for approximately 7,801 square feet of office space at an annual rental rate of $206,727. The lease has a five year term which commenced on November 13, 2000 and will expire on November 30, 2005. The lease also provides for other payments as additional rent including electricity charges and increases in operating costs, utilities and real estate taxes.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership (Forms 3, 4 and 5) of the Common Stock with the SEC and the NYSE. Executive officers, directors and greater than 10% holders are required by SEC regulations to furnish the Company with copies of such forms that they file.

    To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, the Company believes that for the fiscal year 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

MEETINGS OF COMMITTEES AND THE BOARD OF DIRECTORS

    During 2000, the entire Board of Directors met nineteen times. With the exception of Irvin D. Reid, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a director) and the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

    The Board of Directors has five committees: the Executive Committee, the Audit Committee, the Executive Compensation and Option Committee, the Strategic Planning Committee and the Nominating Committee.

    The Executive Committee consists of William L. Mack, chairman, John R. Cali, Nathan Gantcher, Mitchell E. Hersh and Roy J. Zuckerberg. The Executive Committee acts for the Board of Directors in between regularly scheduled meetings of the Board of Directors within certain parameters prescribed by the Board of Directors. The Executive Committee met three times during 2000.

    The Audit Committee consists of Irvin D. Reid, chairman, Brendan T. Byrne, Nathan Gantcher and Roy J. Zuckerberg, each of whom are independent directors of the Company. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the scope and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met seven times during 2000.

    The Executive Compensation and Option Committee consists of Vincent Tese, chairman, Martin D. Gruss and Alan G. Philibosian. The Executive Compensation and Option Committee establishes remuneration levels for executive officers of the Company and implements incentive programs, including the Employee Stock Option Plan and the Director Stock Option Plan. The Executive Compensation and Option Committee met two times during 2000.

    The Strategic Planning Committee consists of Martin S. Berger, chairman, John J. Cali, Mitchell E. Hersh, Earle I. Mack and Roy J. Zuckerberg. The Strategic Planning Committee makes recommendations concerning long range strategic alternatives for the Company. The Strategic Planning Committee met once during 2000.

    The Nominating Committee consists of Vincent Tese, chairman, Nathan Gantcher and Alan G. Philibosian. The Nominating Committee makes recommendations for nominees to the Board of Directors of the Company. Although there are no formal procedures for stockholders to make recommendations for committee appointments or recommendations for nominees to the Board of Directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Roger W. Thomas, the Company's Secretary, at the Company's address set forth on the first page of this Proxy Statement. The Nominating Committee was formed in June 2000, and did not meet during 2000.

    During 2000, the Board of Directors also had a Special Governance Committee. The Special Governance Committee consisted of Martin S. Berger, Brendan T. Byrne, Nathan Gantcher, Martin D. Gruss, Alan Philibosian, Irvin D. Reid, Vincent Tese and Roy J. Zuckerberg. The Special Governance Committee considered certain actions taken by the Company in connection with the agreement entered into on June 27, 2000 between the Company and members of the Cali Group. The Special Governance Committee met five times during 2000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, system of internal control, audit process for monitoring compliance with laws and regulations and the Company's standards of business conduct. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's reporting process. The Company's independent accountants and auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America. The Audit Committee charter was approved by the Board of Directors of the Company on June 8, 2000. The Audit Committee met seven times during 2000.

    The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    In this context, the Audit Committee hereby reports as follows:

        1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management, including the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

        2. The Audit Committee has discussed with the independent auditor their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU Section380), as may be modified or supplemented;

        3. The Audit Committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence from management and the Company and considered the compatibility of non-audit services with the auditor's independence; and

        4. Based on the review and discussions referred to in paragraphs
    (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and meets all other requirements of such Exchange.

                                          AUDIT COMMITTEE
                                          IRVIN D. REID, CHAIRMAN
                                          BRENDAN T. BYRNE
                                          NATHAN GANTCHER
                                          ROY J. ZUCKERBERG

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. Each non-employee director was paid an annual fee of $15,000, plus $1,000 per board meeting attended, $500 per committee meeting attended and $250 per telephonic meeting participation. The Company does not pay director fees to employee directors, who in fiscal 2000 consisted of Mitchell E. Hersh. Each director also was reimbursed for expenses incurred in attending director and committee meetings. For fiscal 2000, William L. Mack, John J. Cali, Martin S. Berger, Brendan T. Byrne, John R. Cali, Nathan Gantcher, Martin D. Gruss, Earle I. Mack, Alan G. Philibosian, Irvin D. Reid, Vincent Tese and Roy
J. Zuckerberg received directors' fees or fee equivalents (See "Directors' Deferred Compensation Plan" below) in the amounts of $25,500, $23,750, $27,250, $29,000, $8,000, $28,750, $27,500, $24,750, $28,000, $25,500, $25,750 and
$28,500, respectively.

    DIRECTORS' DEFERRED COMPENSATION PLAN. Pursuant to the Directors' Deferred Compensation Plan, effective as of January 1, 1999, each non-employee director is entitled to defer all or a specified portion of the annual retainer to be paid to such director. The account of a director who elects to defer such compensation under the Directors' Deferred Compensation Plan is credited with the hypothetical number of stock units, calculated to the nearest thousandths of a unit, determined by dividing the amount of compensation deferred on the deferral date by the closing market price of the Company's Common Stock as reported on the Consolidated Tape of NYSE listed shares on the deferral date. Any stock dividend declared by the Company on its Common Stock results in a proportionate increase in units in the director's account as if such director held shares of Common Stock equal to the number of units in such director's account. Payment of a director's account may only be made in a lump sum in shares of Common Stock equal to the number of units in a director's account after either the director's service on the Board of Directors has terminated or there has been a change in control of the Company. In 2000, the director accounts of Nathan Gantcher, Martin D. Gruss, William L. Mack, Alan G. Philibosian, Irvin D. Reid, Vincent Tese and Roy J. Zuckerberg were credited with 636.498, 656.478, 656.478, 328.239, 656.478, 656.478 and 636.498 stock units, respectively.

    DIRECTORS' STOCK OPTION PLAN.  The Company has two Director Stock Option
Plans: the Director Stock Option Plan of Mack-Cali Realty Corporation (the "Director Plan") and the 2000 Director Stock Option Plan (the "2000 Director Plan"). References to "Director Stock Option Plan" herein refer to the Director Plan and the 2000 Director Plan, collectively. Pursuant to the Director Stock Option Plan, each non-employee director is automatically granted a non-statutory option to purchase 5,000 shares of Common Stock in connection with the director's initial election or appointment to the Board of Directors. These grants under the Director Stock Option Plan are made at an exercise price equal to the "fair market value" (as defined under the Director Stock Option Plan) at the time of the grant of the shares of Common Stock subject to such option. The Executive Compensation and Option Committee may make additional discretionary option grants to eligible directors, consistent with the terms of the Director Stock Option Plan. In 2000, each non-employee director was granted 5,000 discretionary options. The Board of Directors may amend, suspend or terminate the Director Stock Option Plan at any time except that any amendments that would materially increase the cost of the Director Stock Option Plan to the Company must be approved by the holders of the majority of issued and outstanding shares of Common Stock of the Company entitled to vote.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation of the chief executive officer and the five most highly compensated executive officers of the Company other than the chief executive officer (collectively, the "Named Executive Officers") for each of the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                   ---------------------------------------------
                                                                                                 AWARDS                 PAYOUTS
                                                                                   ----------------------------------   --------
                                  ANNUAL COMPENSATION (1)                          RESTRICTED         SECURITIES          LTIP
                              -------------------------------     OTHER ANNUAL        STOCK           UNDERLYING        PAYOUTS
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)   BONUS($)   COMPENSATION($)    AWARD(S)($)   OPTIONS/WARRANTS (#)   ($) (4)
---------------------------   --------   ---------   --------   ----------------   -----------   --------------------   --------
Mitchell E. Hersh ..........    2000     1,050,000   440,000         104,119(3)         0               200,000(5)      242,138
Chief Executive Officer         1999     1,050,000   440,000               0            0                     0               0
                                1998     1,090,385   440,000           2,179(2)         0                     0               0

Timothy M. Jones ...........    2000      515,000    380,000          62,472(3)         0               120,000(5)      145,283
President                       1999      421,462    275,000               0            0                     0               0
                                1998      337,500    170,000           2,179(2)         0                15,000(6)            0

Barry Lefkowitz ............    2000      385,000    250,000          43,469(3)         0               100,000(5)      101,091
Executive Vice President and    1999      360,385    225,000               0            0                     0               0
  Chief Financial Officer       1998      311,538    205,000           2,179(2)         0                     0               0

Roger W. Thomas ............    2000      325,000    185,000          36,706(3)         0               100,000(5)       85,362
Executive Vice President,       1999      312,692    185,000               0            0                     0               0
  General Counsel and           1998      311,538    185,000           2,179(2)         0                     0               0
  Secretary

Michael A. Grossman (9) ....    2000      250,000    160,000           6,664(3)         0                30,000(7)       15,497
Executive Vice President        1999      177,019     75,000               0            0                 5,000(8)            0
                                1998      181,731     65,000           2,179(2)         0                     0               0


                                ALL OTHER
NAME AND PRINCIPAL POSITION   COMPENSATION
---------------------------   -------------
Mitchell E. Hersh ..........        0
Chief Executive Officer             0
                                    0
Timothy M. Jones ...........        0
President                           0
                                    0
Barry Lefkowitz ............        0
Executive Vice President and        0
  Chief Financial Officer           0
Roger W. Thomas ............        0
Executive Vice President,           0
  General Counsel and               0
  Secretary
Michael A. Grossman (9) ....        0
Executive Vice President            0
                                    0

------------------------

(1) The annual compensation portion of this table includes the dollar value of regular annual payments of base salary, bonus and any other annual compensation earned by each Named Executive Officer during the stated fiscal year. Certain base salaries appear slightly higher than the contractual amounts due to when pay periods accrued during fiscal year 2000.

(2) Represents the value of 10 shares of preferred stock of Mack-Cali Property Trust issued in January 1998 and $1,179 in tax gross-up payments relating thereto.

(3) Represents tax gross-up payments relating to restricted stock which vested on January 1, 2000. See footnote 4 hereto.

(4) In July 1999, the Company entered into amended and restated employment agreements with each of Mitchell E. Hersh, Timothy M. Jones, Barry Lefkowitz and Roger W. Thomas, pursuant to which Messrs. Hersh, Jones, Lefkowitz and Thomas were issued 62,500, 37,500, 26,094 and 22,031 shares of restricted stock, respectively, the vesting of which is contingent upon the satisfaction of certain performance requirements. There are certain tax gross-up payments that will be made upon such vesting. See "Employment Contracts; Termination of Employment." In addition, in December 1999, pursuant to the Company's Employee Stock Option Plan, Michael A. Grossman was issued 4,000 shares of restricted stock, the vesting of which is contingent upon the satisfaction of certain performance requirements. There are certain tax gross-up payments that will be made upon such vesting. The shares of restricted stock vest with respect to the recipient on either an annual basis over a five year vesting period or on a cumulative basis over a seven year maximum vesting period. The number of shares of restricted stock scheduled to be vested and earned on each vesting date on an annual basis, provided certain performance requirements set forth in the following sentence are satisfied, generally is equal to 15% of the restricted stock on the vesting date in year one, 15% of the restricted stock on the vesting date in year two, 20% of the restricted stock on the vesting date in year three, 25% of the restricted stock on the vesting date in year four and 25% of the restricted stock on the vesting date in year five. Vesting of the restricted stock on an annual basis commenced
    January 1, 2000, provided one of the following financial tests is met for the measurement period ending on the last day of the Company's fiscal year immediately preceding such vesting date: (A) the Company achieves an eight percent (8%) increase in its funds from operations per common share or
    (B) stockholders achieve a twelve and three quarters percent (12.75%) total return (dividends, assuming reinvestment upon applicable payment date, plus stock appreciation per share of Common Stock). The Company met the first of such tests for the measurement period ended December 31, 1999. On
    January 1, 2000, the following shares of restricted stock vested: 9,375, 5,625, 3,914, 3,304 and 600 for Messrs. Hersh, Jones, Lefkowitz, Thomas and Grossman, respectively, together with tax gross-up payments relating thereto. The value of the vested restricted stock and the tax gross-up payments relating thereto are based upon a $25.8281 stock price, which was the price of the Company's Common Stock on the date of vesting.

(5) Represents an option to purchase shares of Common Stock at an exercise price of $26.8125 per share.

(6) Represents an option to purchase shares of Common Stock at an exercise price of $37.3125 per share.

(7) Represents an option to purchase shares of Common Stock at an exercise price of $26.75 per share.

(8) Represents an option to purchase shares of Common Stock at an exercise price of $24.625 per share.

(9) Michael A. Grossman was appointed Executive Vice President in 2000.

OPTION PLANS

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                     INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                                     -------------------------------------------------         VALUE AT
                                                  PERCENT OF                                ASSUMED ANNUAL
                                     NUMBER OF      TOTAL                                   RATES OF STOCK
                                     SECURITIES    OPTIONS                                PRICE APPRECIATION
                                     UNDERLYING   GRANTED TO    EXERCISE                      FOR OPTION
                                      OPTIONS     EMPLOYEES     OR BASE                         TERM(5)
                                      GRANTED     IN FISCAL      PRICE      EXPIRATION   ---------------------
NAME                                   (#)(2)      2000(%)     ($/SH) (3)    DATE(4)      5% ($)      10% ($)
----                                 ----------   ----------   ----------   ----------   ---------   ---------
Mitchell E. Hersh .................   200,000        13.66       26.8125      12/5/10     268,125     536,250
Chief Executive Officer

Timothy M. Jones ..................   120,000         8.20       26.8125      12/5/10     160,875     321,750
President

Barry Lefkowitz ...................   100,000         6.83       26.8125      12/5/10     134,063     268,125
Executive Vice President and Chief
  Financial Officer

Roger W. Thomas ...................   100,000         6.83       26.8125      12/5/10     134,063     268,125
Executive Vice President, General
  Counsel and Secretary

Michael A. Grossman ...............    30,000         2.05         26.75      9/11/10      40,125      80,250
Executive Vice President

------------------------

(1) The Company has not, to date, granted any stock appreciation rights under its Employee Stock Option Plans.

(2) The Company has established the Director and Employee Stock Option Plans for the purpose of attracting and retaining officers, directors and employees. Options granted under the Director and Employee Stock Option Plans are exercisable for shares of Common Stock.

(3) The exercise price of all options is equal to the market price of the underlying Common Stock at the close of business on the date immediately preceding the date of grant. As of the Record Date, the closing stock price
    was $      per share, as opposed to the exercise prices of $26.8125 and
    $26.75 per share.

(4) Each option granted in 2000 has a ten-year term, vests one-fifth each year beginning on the first day following the last day of the year in which options were granted, and becomes 100% vested on the first day following the fourth anniversary of the last day of the year in which the options were granted.

(5) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's Common Stock. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value.

                   AGGREGATED OPTION/WARRANT/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                       SHARES                  OPTIONS/WARRANTS/SARS AT      OPTIONS/WARRANTS/SARS AT
                                      ACQUIRED      VALUE         FISCAL YEAR-END(#)            FISCAL YEAR-END ($)
                                         ON        REALIZED   ---------------------------   ---------------------------
NAME                                 EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
Mitchell E. Hersh..................       0           0         311,980        227,996        70,000          280,000
Timothy M. Jones...................       0           0         287,236        123,059        42,000          168,000
Barry Lefkowitz....................       0           0          97,709         99,428        35,000          140,000
Roger W. Thomas....................       0           0          97,709         99,428        35,000          140,000
Michael A. Grossman................       0           0          73,465         38,367        18,750           55,313

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT

    MITCHELL E. HERSH EMPLOYMENT AGREEMENT. On July 1, 1999, following the appointment of Mitchell E. Hersh as Chief Executive Officer of the Company on April 18, 1999, the Company and Mr. Hersh amended and restated Mr. Hersh's employment agreement with the Company (the "Amended and Restated Hersh Agreement"), providing for a constant 4 year term. Mr. Hersh's initial annual base salary was $1,050,000, with annual increases within the discretion of the Executive Compensation and Option Committee. Mr. Hersh also is eligible to receive an annual bonus, restricted share awards and options within the discretion of the Board of Directors or the Executive Compensation and Option Committee, as the case may be. Pursuant to the Employee Stock Option Plan, Mr. Hersh was awarded 62,500 shares of restricted stock as of July 1, 1999, and with respect to each tax year in which such shares of restricted stock vest and are distributed to him, Mr. Hersh is entitled to receive a tax gross-up payment from the Company equal to forty-three percent (43%) of the fair market value of such restricted shares at the time of vesting, exclusive of dividends (the "Tax Gross-Up Payments"). Mr. Hersh is required to devote substantially all of his business time to the affairs of the Company and, subject to certain excluded activities, generally is restricted during the term of his employment and in the event his employment is terminated by the Company for cause (as defined in the Amended and Restated Hersh Agreement) or by him without good reason (as defined in the Amended and Restated Hersh Agreement), for a period of one year thereafter, from conducting any office-service, flex or office property development, acquisition or management activities within the continental United States. Mr. Hersh is entitled to (i) receive the aggregate of a cash payment of $8,000,000 (the "Fixed Amount"), reimbursement of expenses incurred prior to the date of termination, and the Tax-Gross-Up Payments applicable to any vested shares of restricted stock, (ii) immediate vesting of all options and incentive compensation payments or programs otherwise subject to a vesting schedule,
(iii) require the Company to repurchase his vested options and (iv) receive continuation of health coverage through the end of his unexpired employment period should his employment be terminated by the Company without cause, by him for good reason or on account of his disability (as defined in the Amended and Restated Hersh Agreement) or death. Should Mr. Hersh terminate his employment on or within six months following a change in control (as defined in the Amended and Restated Hersh Agreement), Mr. Hersh's termination shall be treated as a termination for good reason. In addition, upon a change in control, and irrespective of whether Mr. Hersh's employment is terminated, the vesting of all options and other incentive compensation shall be accelerated and Mr. Hersh would be entitled to receive a tax gross-up payment to cover any excise taxes payable due to the change in control.

    TIMOTHY M. JONES EMPLOYMENT AGREEMENT. On July 1, 1999, following the appointment of Timothy M. Jones as President of the Company on April 18, 1999, the Company and Mr. Jones amended and restated Mr. Jones' employment agreement with the Company (the "Amended and Restated Jones Agreement"). The terms and conditions of the Amended and Restated Jones Agreement are generally similar to those of the Amended and Restated Hersh Agreement, except that (i) Mr. Jones' initial base salary was $515,000, with annual increases within the sole discretion of the Chief Executive Officer, (ii) Mr. Jones was awarded 37,500 shares of restricted stock and (iii) the Fixed Amount Mr. Jones will receive is $2,700,000.

    BARRY LEFKOWITZ EMPLOYMENT AGREEMENT. On July 1, 1999, the Company and Barry Lefkowitz amended and restated Mr. Lefkowitz's employment agreement with the Company (the "Amended and Restated Lefkowitz Agreement"). The terms and conditions of the Amended and Restated Lefkowitz Agreement are generally similar to those of the Amended and Restated Jones Agreement, except that
(i) Mr. Lefkowitz's initial base salary was $385,000, (ii) Mr. Lefkowitz was awarded 26,094 shares of restricted stock and (iii) the Fixed Amount
Mr. Lefkowitz will receive is $2,500,000.

    ROGER W. THOMAS EMPLOYMENT AGREEMENT. On July 1, 1999, the Company and Roger W. Thomas amended and restated Mr. Thomas' employment agreement with the Company (the "Amended and Restated Thomas Agreement"). The terms and conditions of the Amended and Restated Thomas Agreement are generally similar to those of the Amended and Restated Jones Agreement, except that (i) Mr. Thomas' initial base salary was $325,000, (ii) Mr. Thomas was awarded 22,031 shares of restricted stock and (iii) the Fixed Amount Mr. Thomas will receive is $2,500,000. Mr. Thomas was awarded an additional 1,000 shares of restricted stock in March of 2001.

    MICHAEL A. GROSSMAN EMPLOYMENT AGREEMENT. On December 5, 2000, the Company entered into an employment agreement with Michael A. Grossman (the "Grossman Agreement"). The terms and conditions of the Grossman Agreement are generally similar to those of the Amended and Restated Jones Agreement, except that
(i) the Grossman Agreement provides for an initial three year term, and a constant one year term, (ii) Mr. Grossman's initial base salary is $315,000,
(iii) in March 2001, Mr. Grossman was awarded 18,519 shares of restricted stock in addition to the 4,000 shares of restricted stock previously granted to him in 1999, and Mr. Grossman's Tax Gross-Up Payments will be made for each tax year when there is a vesting of restricted stock, (iv) the Fixed Amount Mr. Grossman will receive is $1,000,000 and (v) should Mr. Grossman terminate his employment following a change in control, Mr. Grossman's termination will not be treated as a termination for good reason.

EXECUTIVE COMPENSATION AND OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no interlocking relationships involving the Company's Board of Directors which require disclosure under the executive compensation rules of the SEC.

REPORT OF THE EXECUTIVE COMPENSATION AND OPTION COMMITTEE REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

    EXECUTIVE COMPENSATION PHILOSOPHY. The Executive Compensation and Option Committee will annually consider the appropriate combination of cash and option-based compensation and weigh the competitiveness of the Company's overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Executive Compensation and Option Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company's executive officers and key employees, as well as to guide the Company in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

    The Executive Compensation and Option Committee believes that a fundamental goal of the Company's executive compensation program should be to provide incentives to create value for the Company's stockholders.

    BASE SALARIES. The base compensation levels for the Company's executive officers in 2000 were set to compensate the executive officers for the functions they will perform as well as to be consideration for certain non-competition provisions in the agreements, and were based on the employment agreements entered into in December 1997, as amended and restated in July 1999. The Company believes that the base salaries generally are appropriate as base compensation to compensate the Company's executive officers for the functions they perform and other considerations. Base salaries will be reviewed annually and may be increased by the Executive Compensation and Option Committee or the Chief Executive Officer, as the case may be, in accordance with certain criteria determined primarily on the basis of growth of revenues and funds from operations per share of Common Stock and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which the Company competes for executive talent. The weight given such factors by the Executive Compensation and Option Committee may vary from individual to individual.

    ANNUAL BONUS COMPENSATION. The Company's policy of awarding annual cash bonuses is designed to specifically relate executive pay to Company and individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive Company objectives. Actual awards paid are based primarily on actual Company performance. During 2000, discretionary incentive and merit cash bonuses in recognition of services performed during fiscal 2000 were awarded as follows: $440,000 to Mitchell E. Hersh, $380,000 to Timothy M. Jones, $250,000 to Barry Lefkowitz, $185,000 to Roger W. Thomas and $160,000 to Michael A. Grossman.

    EMPLOYEE STOCK OPTION PLAN.  The Company has two Employee Stock Option
Plans: the Employee Stock Option Plan of Mack-Cali Realty Corporation (the "Employee Plan") and the 2000 Employee Stock Option Plan (the "2000 Employee Plan"). References to "Employee Stock Option Plan" herein refer to the Employee Plan and the 2000 Employee Plan, collectively. Awards are granted under the Employee Stock Option Plan based on a number of factors, including (i) the executive officer's or key employee's position in the Company, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in the Company, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the success of the Company's financial performance. However, the Employee Stock Option Plan does not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the Executive Compensation and Option Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 2000, options were granted to Mitchell E. Hersh 200,000, Timothy M. Jones 120,000, Barry Lefkowitz 100,000, Roger W. Thomas 100,000 and Michael A. Grossman 30,000, subject to a multi-year vesting schedule. The Company's Employee Stock Option Plan relates closely to traditional forms of equity oriented compensation in the commercial real estate industry. The purpose of the option and other stock based grants is to aid the Company in attracting and retaining quality employees, all advancing the interest of the Company's stockholders by offering employees an incentive to maximize their efforts to promote the Company's economic performance. In addition, to assist the Company in retaining employees and encouraging them to seek long-term appreciation in the value of the Company's stock, awards generally are not exercisable immediately upon grant, but instead vest over a specified period. Accordingly, an employee must remain with the Company for a specified period to enjoy the full economic benefit of an award.

    401(K) SAVINGS PLAN. The Company also maintains a tax-qualified 401(k) savings plan for its eligible employees known as the "Mack-Cali Realty Corporation 401(k) Savings/Retirement Plan"

("401(k) Plan"). Employees who have attained age 21 and completed one-half year of service with the Company are eligible to participate and may elect to defer up to 15% of their base pay on a pre-tax basis to the 401(k) Plan. The Company may make discretionary matching or profit sharing contributions to the 401(k) Plan on behalf of eligible participants in any plan year. Participants are always 100% vested in their pre-tax contributions and will begin vesting in any matching or profit sharing contributions made on their behalf after two years of service with the Company at a rate of 20% per year becoming 100% vested after a total of six years of service with the Company. The assets of the 401(k) Plan are held in trust and a separate account is established for each participant. A participant may receive a distribution of his vested account balance in the 401(k) Plan in a single sum or installment payment or in the form of an annuity upon his termination of service with the Company.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mitchell E. Hersh, the Chief Executive Officer of the Company, received a base salary during 2000 of $1,050,000 pursuant to the employment agreement entered into in December 1997, as amended and restated in July 1999. Mr. Hersh also was paid a cash bonus of $440,000 in recognition of services performed during fiscal 2000. Mr. Hersh received no fees for his service as a Director of the Company during fiscal 2000. The Executive Compensation and Option Committee recognizes Mr. Hersh's contributions to the Company's operations and attempts to ensure that the Chief Executive Officer's compensation is commensurate with the compensation of chief executive officers of comparable corporations. The Board of Directors deemed such bonus and Mr. Hersh's total compensation appropriate in light of Mr. Hersh's substantial contribution to the Company's growth and success in 2000.

                                          EXECUTIVE COMPENSATION AND OPTION
                                          COMMITTEE OF THE BOARD OF DIRECTORS
                                          VINCENT TESE, CHAIRMAN
                                          MARTIN D. GRUSS
                                          ALAN G. PHILIBOSIAN

PERFORMANCE GRAPH

    The following graph compares total stockholder returns from December 31, 1995 through December 31, 2000 to the Standard & Poor's 500 Stock Index ("S&P 500") and to the National Association of Real Estate Investment Trusts, Inc.'s Equity REIT (excluding Health Care REITs) Total Return Index ("NAREIT"). The graph assumes that the value of the investment in the Company's Common Stock and in the S&P 500 and NAREIT indices was $100 at December 31, 1995 and that all dividends were reinvested. The Company's Common Stock's price on December 31, 1995 (on which the graph is based) was $21.875. The stockholder return shown on the following graph is not necessarily indicative of future performance.

 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG MACK-CALI REALTY CORPORATION, THE
                 S&P 500 INDEX AND THE NAREIT EQUITY REIT INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           12/31/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
Mack-Cali       100    151.93    213.15    170.24    155.23    185.83
S&P 500         100    122.96    163.99    210.86     255.2    231.96
NAREIT          100    135.27    162.67     134.2       128    161.75

                                 PROPOSAL NO. 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers LLP served as the Company's independent accountants for the fiscal year ended December 31, 2000, and has been appointed by the Audit Committee and the Board of Directors to continue as the Company's independent accountants for the fiscal year ending December 31, 2001. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of independent accountants will be reconsidered by the Board of Directors. Unless marked to the contrary, proxies received will be voted for RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

    Your ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001 does not preclude the Board of Directors of the Company from terminating its engagement of PricewaterhouseCoopers and retaining a new independent accountant, if it determines that such an action would be in the best interests of the Company. If the Company elects to retain a new independent accountant, such accountant will be another "Big 5" accounting firm.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

AUDIT FEES

    The aggregate fees incurred by the Company for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of the Company's fiscal 2000 financial statements and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 were $360,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    No services were performed by, or fees billed for the professional services rendered by, PricewaterhouseCoopers LLP in connection with financial information systems design and implementation projects for the year ended December 31, 2000.

ALL OTHER FEES

    All other fees incurred by the Company for services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2000 aggregated $340,334.

    The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining
PricewaterhouseCoopers LLP's independence, and concluded that it was compatible.

                                 PROPOSAL NO. 3

    APPROVAL OF AN AMENDMENT TO THE CHARTER OF THE COMPANY TO DECREASE THE AFFIRMATIVE STOCKHOLDER VOTE REQUIRED TO APPROVE ANY EXTRAORDINARY CORPORATE ACTION, SUCH AS A MERGER, CONSOLIDATION, SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OR DISSOLUTION OF THE COMPANY, FROM TWO-THIRDS TO A MAJORITY OF ALL VOTES ENTITLED TO BE CAST ON THE ACTION BY THE HOLDERS OF THE OUTSTANDING SHARES OF STOCK OF THE COMPANY.

    The Maryland General Corporation Law (the "MGCL") requires that a charter amendment or an extraordinary corporate action such as a merger, consolidation, transfer of substantially all of the assets or dissolution of a Maryland corporation, be approved by the stockholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast on the matter. The MGCL also provides, however, that a corporation's charter may include a provision which reduces the affirmative vote of stockholders required to approve a charter amendment or an extraordinary corporate action from two-thirds to a lesser proportion, but not less than a majority of all votes entitled to be cast on the matter. The Company's Articles of Restatement, as supplemented (the "Charter"), already contains such a provision relating to charter amendments, whereby charter amendments can be approved by a majority of all votes entitled to be cast by the Company's stockholders on the matter.

    The Board of Directors deems it advisable that the Company's Charter be amended to decrease the affirmative stockholder vote required to approve an extraordinary corporate action from two-thirds to a majority of all votes entitled to be cast by the Company's stockholders on the matter. The Board of Directors believes the adoption of the following amendment is advisable because it will allow the Company to act pursuant to the affirmative vote of a majority of its stockholders. Pursuant to the Company's current Charter provisions, a minority one-third (plus one) vote or non-response could prevent the Company from pursuing opportunities or taking actions relating to certain extraordinary corporate actions that the majority of the stockholders of the Company vote in favor of pursuing. The following amendment will bring the Company in line with other similar real estate investment trusts, in particular, and with other public companies, in general, where only a majority in interest of the voting stock is required to approve an extraordinary corporate action such as a merger. In addition, this amendment will bring the Charter provisions on extraordinary corporate actions in line with the current provisions in the Charter which state that amendments to the Charter require approval by the affirmative vote of a majority of all votes entitled to be cast by the stockholders of the Company on the matter.

    The Board of Directors unanimously recommends a vote FOR approval of the amendment of Article VII of the Company's Charter so that, as amended, it shall read as follows:

                                  "ARTICLE VII
                   AMENDMENTS AND OTHER EXTRAORDINARY ACTIONS

        Section 1. GENERAL POWER TO AMEND CHARTER. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

        Section 2. VOTE REQUIRED. Except as specifically required in Article V,
    Section 2 of the charter of the Corporation, notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of at least a majority of all votes entitled to be cast by the stockholders on the matter."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote, either in person or by proxy, of a majority of all the votes of stockholders entitled to be cast at the Annual Meeting on this proposal is required for the approval of this proposal. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE CHARTER OF THE COMPANY.

                             STOCKHOLDERS PROPOSALS

    The Company intends to hold its 2002 annual meeting of stockholders in May 2002. To be considered for presentation at the annual meeting of the Company's stockholders to be held in 2002, a stockholder proposal must be received by Roger W. Thomas, Secretary, Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016, no later than November 30, 2001.

    To be considered for presentation at the annual meeting of the Company's stockholders to be held in 2002, a stockholder proposal submitted outside the Rule 14a-8 processes must be received by Roger W. Thomas, Secretary, Mack-Cali Realty Corporation, no earlier than January 15, 2002 and no later than February 14, 2002, and discretionary authority may be used if untimely submitted.

                                 OTHER MATTERS

    The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies authorized pursuant to this Proxy Statement will be voted in respect thereof and in accordance with the judgments of the persons voting the proxies.

    It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or to promptly authorize a proxy to vote your shares by Internet or telephone in accordance with the instructions on the accompanying proxy card.

                                                       By Order of the Board of Directors,

                                                                     /s/ ROGER W. THOMAS
                                                        ---------------------------------------------
                                                                       Roger W. Thomas
                                                                          SECRETARY

Date: March   , 2001
     Cranford, New Jersey

                          MACK-CALI REALTY CORPORATION

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Mitchell E. Hersh, Timothy M. Jones, Roger W. Thomas and Barry Lefkowitz, or any of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Mack-Cali Realty Corporation to be held at the Marriott at Glenpointe, 100 Frank
W. Burr Boulevard, Teaneck, New Jersey 07666, on Tuesday, May 15, 2001, at 2:00 p.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF ANY OTHER MATTERS SHOULD PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS. ANY PRIOR PROXY IS HEREBY REVOKED.

(change of address/comments)
-----------------------------
-----------------------------          (to be signed on the other side)
-----------------------------                  SEE REVERSE SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                          MACK-CALI REALTY CORPORATION

                       2001 ANNUAL MEETING OF STOCKHOLDERS


                             DATE:  MAY 15, 2001
                             TIME:  2:00 P.M.
                             PLACE: MARRIOTT AT GLENPOINTE
                                    100 FRANK W. BURR BOULEVARD
                                    TEANECK, NEW JERSEY 07666

     /X/ PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBER 1, 2 AND 3.

                                                      FOR         WITHHELD
1.  The Election of Directors:                        / /           / /
For, except vote withheld from the following nominee(s):

--------------------------------------------------------

NOMINEES FOR DIRECTOR:
01. Brendan T. Byrne, 02. Martin D. Gruss, 03. Vincent Tese,
04. Roy J. Zuckerberg

                                                      FOR     AGAINST    ABSTAIN
2. Ratification of the appointment of                 / /       / /        / /
   PricewaterhouseCoopers LLP as the independent accountants of Mack-Cali Realty Corporation

                                                      FOR     AGAINST    ABSTAIN
3. Approval and adoption of                           / /       / /        / /
   an amendment to the Charter of Mack-Cali Realty Corporation to decrease the affirmative stockholder vote required to approve any extraordinary corporate action from two-thirds to a majority of all votes entitled to be cast on the action by the holders of the outstanding shares of stock of Mack-Cali Realty Corporation.


In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting. Any prior proxy authorized by the undersigned is hereby revoked. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the related Proxy Statement dated March 30, 2001.


SIGNATURE(S)                                                    DATE
             ------------------------------------------------        -----------

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.
--------------------------------------------------------------------------------
                FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED ENVELOPE

                             [GRAPHIC APPEARS HERE]
                          MACK-CALI REALTY CORPORATION

                            PROXY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN ONE OF THE THREE WAYS DESCRIBED ON THIS INSTRUCTION CARD, EACH OF WHICH IS PERMITTED BY THE MARYLAND GENERAL CORPORATION LAW, VOTES ALL COMMON SHARES OF MACK-CALI REALTY CORPORATION THAT YOU ARE ENTITLED TO VOTE. WE URGE YOU TO PROMPTLY CAST YOUR VOTE BY:

[GRAPHIC OMITTED]       o  Accessing the World Wide Web site
                           http: //www.eproxyvote.com/cli to vote via the Internet.

[GRAPHIC OMITTED]       o  Using a touch-tone telephone to vote by phone toll
                           free from the U.S. or Canada. Simply dial
                           1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[GRAPHIC OMITTED]       o  Completing, dating, signing and mailing the proxy
                           card in the postage-paid envelope included with the proxy statement or sending it to Mack-Cali Realty
                           Corporation, c/o First Chicago Trust Company of New
                           York, P.O. Box 8595, Edison, New Jersey 08818-9460.